UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):   August 28, 2007

THE AMACORE GROUP, INC.
(Exact name of registrant as specified in charter)

DELAWARE	0-27889	59-3206480
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1211 North Westshore Boulevard, Suite 512
Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

(813) 289-5552
(Registrant’s telephone number, including area code)

________________________________________
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 28, 2007, the Registrant entered into a Stock Purchase Agreement, dated as of September 1, 2007 (the “Stock Purchase Agreement”), by and among the Registrant, JRM Benefits Consultants LLC, a New Jersey limited liability company (“JRM”) and the owners of the equity interests in JRM, pursuant to which the Registrant acquired all of the outstanding equity interests in JRM, a Turnersville, New Jersey-based company which operates a 10-seat call center. A copy of the Stock Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The description of the Stock Purchase Agreement set forth in this Item 1.01 is qualified in its entirety by reference to the full text of the Stock Purchase Agreement. A copy of the press release announcing this transaction is attached hereto as Exhibit 99.1.

As consideration for the equity interests, the Registrant issued to each of the two owners of the equity interests in JRM 100,000 shares of the Class A common stock of the Registrant, with a deemed value of $5.00 per share. The number of shares issued and certain other elements of the transaction are subject to adjustment, in accordance with the Stock Purchase Agreement, based on the trading price of the Class A common stock over a 30 day period preceding the date that is 18 months after the date of the Closing.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On September 1, 2007, the Registrant completed the acquisition of JRM described in Item 1.01 above. The owners of the equity interests in JRM entered into employment agreements with the Registrant, dated as of September 1, 2007. A copy of the Stock Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The description of the Stock Purchase Agreement set forth in Item 1.01 and this Item 2.01 is qualified in its entirety by reference to the full text of the Stock Purchase Agreement.

Item 8.01.    Other Events.

On January 9, 2006, the Registrant was served with a Summons and Complaint (the “Complaint”) in an Action captioned, “Richard Abrahamson, M.D., Plaintiff vs. The Amacore Group, Inc., F/K/A Eye Care International, Inc., Defendant.” The Complaint, which was filed in The Court of Common Pleas for Hamilton County, Ohio on December 30, 2005, alleged nonpayment by the Registrant of certain Promissory Notes and sought damages in the amount of $111,839.00. The Registrant believed, at that time, that the Plaintiff’s records were in error and proceeded to document to Plaintiff’s counsel full payment of all monies due Plaintiff under the Promissory Notes. Plaintiff’s counsel and the Registrant agreed to extend the Registrant’s time to answer or move with respect to the Complaint for an indefinite period of time in order to provide Plaintiff with an opportunity to recheck Plaintiff’s records. It was the Registrant’s belief that when so rechecked, Plaintiff would withdraw the Complaint.

On February 15, 2007, Plaintiff filed an Amended Complaint in The Court of Common Pleas for Hamilton County, Ohio, Case No. A 0511133, captioned, “Richard Abrahamson, Plaintiff vs. The Amacore Group, Inc., F/K/A Eye Care International, Inc. and Clark A. Marcus, Defendants,” alleging Breach of Promissory Notes, Breach of Oral Loan Agreements, Action on Account of Promissory Notes and Oral Agreements, Breach of Third Party Beneficiary Contracts, Breach of Fiduciary Duty to Issue Share Certificate Upon Gift of Share to Plaintiff, Breach of Fiduciary Duties and Unjust Enrichment. Actual damages alleged are in excess of $3.9 million, not including interest. An additional $2.4 million in punitive damages is also claimed. The Amended Complaint also asserts the right to attorney’s fees.

After reviewing the Amended Complaint, the Registrant believes that it is not liable to the Plaintiff; has defenses to each and every allegation of the Amended Complaint; and intends to vigorously defend its position and advance appropriate counterclaims.

Item 9.01.    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements of JRM have not been prepared but will be filed by amendment no later than 71 calendar days after the date this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(b)	Pro Forma Financial Information.

The pro forma financial information of JRM has not been prepared but will be filed by amendment no later than 71 calendar days after the date this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(c)	Shell Company Transactions.

Not Applicable

(d)	Exhibits.

2.1	Stock Purchase Agreement by and among the Registrant, JRM and the owners of the equity interests in JRM.

In accordance with Item 601(b)(2) of Regulation S-K, the
schedules and exhibits to the Stock Purchase Agreement are
omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedules and exhibits to the Commission upon
request.

99.1	Press Release by the Registrant, dated August 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

THE AMACORE GROUP, INC.

By:	/s/ Clark A. Marcus
Clark A. Marcus Chief Executive Officer

Dated:  September 11, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit Title

2.1
Stock Purchase Agreement by and among the Registrant, JRM and the owners of the equity interests in JRM.

In accordance with Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Stock Purchase Agreement are omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedules and exhibits to the Commission upon request.

99.1	Press Release by the Registrant, dated August 29, 2007.